Exhibit 3.1(c)

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
FOREIGN CORPORATION INTO
A DOMESTIC CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:
FIRST: The name of the surviving corporation is Green Earth Technologies, Inc., a Delaware Corporation, and the name of the corporation being merged into this surviving corporation is Green Earth Technologies, Inc., a Nevada Corporation.
SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations, pursuant to Title 8 Section 252 of the General Corporation Law of the State of Delaware.
THIRD: The name of the surviving corporation is Green Earth Technologies, Inc., a Delaware Corporation
FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.
FIFTH The authorized stock and par value of the non Delaware corporation is 100,000,000 shares of common stock, par value $0.001.
SIXTH: The merger is to become effective on August 23, 2007.
SEVENTH: The Agreement of Merger is on file at Green Earth Technologies, Inc., 1455 Adams Drive, Suite 2104, Menlo Park, CA 94045, an office of the surviving Corporation.
EIGHTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.
IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 20          day of August          , A.D., 2007          .

By:
Authorized Officer

Name:	Mathew Zuckerman

Print or Type

Title:	President & CEO

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:30 AM 08/22/2007
FILED 11:30 AM 08/22/2007
SRV 070949170 - 4404320 FILE